          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997
                                                 REGISTRATION NO. 333-__________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                                 CONCEPTUS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                             --------------------

                DELAWARE                               94-3170244
     (State or Other Jurisdiction of                (I.R.S. Employer
     Incorporation or Organization)              Identification Number)

                               1021 HOWARD AVENUE
                          SAN CARLOS, CALIFORNIA  94070
                                 (415) 802-7240
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                    --------

                               KATHRYN A. TUNSTALL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CONCEPTUS, INC.
                               1021 HOWARD AVENUE
                          SAN CARLOS, CALIFORNIA  94070
                                 (415) 802-7240
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    --------

                                   COPIES TO:
                                Cathryn S. Chinn
                                Amy Elizabeth Paye
                                Venture Law Group
                           A Professional Corporation
                               2800 Sand Hill Road
                              Menlo Park, CA  94025

                                    --------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                    --------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                       PROPOSED         PROPOSED
                                                        MAXIMUM          MAXIMUM
                                                       AGGREGATE        AGGREGATE      AMOUNT OF
      TITLE OF EACH CLASS OF        AMOUNT TO BE    PRICE PER UNIT   OFFERING PRICE  REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED           (1)              (1)            FEE
--------------------------------------------------------------------------------------------------
Common Stock, par value $0.003       52,352              $10.44        $546,554.88     $ 165.62
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on June 24, 1997 pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 27, 1997

                                 CONCEPTUS, INC.
                                  52,352 SHARES
                                  COMMON STOCK

                                  ------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ------------

     All references herein to "Conceptus" or the "Company" mean Conceptus, Inc. unless otherwise indicated by the context.

     The 52,352 shares of Conceptus Common Stock, $0.003 par value, covered by this Prospectus (the "Shares") are offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares were issued to the Selling Stockholders in connection with the acquisition of Microgyn, Inc., a Massachusetts corporation, by the Company on November 26, 1996 (the "Acquisition"). For additional information concerning the Acquisition, see "Issuance of Common Stock to Selling Stockholders." The Selling Stockholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." Each Selling Stockholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

     All expenses of registration of the Shares, estimated to be approximately $15,000.00, shall be borne by the Company. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable individually by the Selling Stockholders.

     Each of the Selling Stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

     On June 24, 1997, the last sale price of the Company's Common Stock on the Nasdaq National Market was $10 3/8 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                 PROCEEDS TO
                                              UNDERWRITING         SELLING
                             PRICE TO         DISCOUNTS AND      STOCKHOLDERS
                              PUBLIC          COMMISSIONS(1)     SHAREHOLDERS
--------------------------------------------------------------------------------
Per Share   . . . . . .   See Text Above     See Text Above     See Text Above
Total       . . . . . .
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               The date of this Prospectus is _____________, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is an electronic filer and copies of such material may be retrieved from the Web site (http://www.sec/gov) maintained by the Commission.

     The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "CPTS." Reports, proxy and information statements and other information about the Company may be inspected at The Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the filing of Form 10-K/A on April 3, 1997.

     2. The Company's definitive Proxy Statement dated April 4, 1997, filed in connection with the Company's May 13, 1997 Annual Meeting of Stockholders.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     4. The Company's Current Report on Form 8-K filed with the Commission on December 10, 1996, as amended by the filing of Form 8-K/A by the Company on February 7, 1997.

     5. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed with the Commission on December 26, 1995 and the Company's Registration Statement on Form 8-A filed with the Commission on February 28, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Sanford Fitch, Senior Vice President and Chief Financial Officer, Conceptus, Inc., 1021 Howard Avenue, San Carlos, California 94070, telephone:
(415) 802-7240.

                                   THE COMPANY

     Conceptus, Inc. ("Conceptus" or the "Company") designs, develops and markets minimally invasive devices for reproductive medical applications. The Company's initial focus is on improving the diagnosis and treatment of fallopian tube diseases and disorders, primary causes of infertility, and on providing a non-surgical approach to fallopian tube sterilization, the most commonly performed contraceptive procedure worldwide. Conceptus has developed proprietary micro-catheter and guidewire systems that allow physicians to transcervically (through the cervix) access and navigate the full length of the fallopian tubes in a nonsurgical approach. The Company believes that its fallopian tube access systems will facilitate more rapid and accurate diagnosis of fallopian tube diseases and disorders than conventional diagnostic methods, which are known to be inaccurate, leading to more appropriate selection of therapies, and ultimately, improved reproductive outcomes. The Company also believes that its systems will allow many tubal therapies for both infertility and permanent contraception that are currently performed surgically to be performed transcervically, thereby reducing the cost, trauma and recovery time associated with those therapies. The Company's systems are based on technology initially developed by Target Therapeutics, Inc. ("Target") and licensed exclusively to Conceptus in the field of reproductive physiology. Conceptus commenced marketing of its catheter systems internationally for a number of applications in September 1995 and, to date, has received six 510(k) clearances to market applications of its T-TAC-TM (Transcervical Tubal Access Catheter) systems, one 510(k) clearance for falloposcopy for proximal tubal occlusion and one 510(k) clearance for resectoscopy in the United States.

     On November 26, 1996, Conceptus acquired Microgyn, Inc. ("Microgyn"), a private medical device company, for $3 million paid upon the date of acquisition and $1 million payable six months after the date of acquisition. The $1 million is payable, at the option of the Company, in either cash or stock and was paid in stock on May 23, 1997. Additional contingent consideration (cash or stock) is payable to the shareholders of Microgyn based upon the meeting of certain future milestones.

     The Company's goal is to become a global leader in reproductive healthcare with an initial focus on women's reproductive health. The Company is directing its marketing efforts, both domestically and internationally, toward those interventional gynecologists who maintain high volume practices in infertility, pre- and peri-menopausal conditions and gynecological endoscopy. Conceptus intends to expand its product development and marketing efforts to address new clinical applications in reproductive physiology, such as assisted reproductive techniques and male reproductive disorders, in which the Company's technologies may satisfy clinical needs or achieve cost reductions. In addition, the Microgyn products have urologic applications and the Company intends to address this market through appropriate partnership or distribution arrangements.

     The Common Stock is currently traded on The Nasdaq Stock Market under the symbol "CPTS." The Company's principal executive offices are located at 1021 Howard Avenue, San Carlos, California 94070, and its telephone number at that location is (415) 802-7240.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS, AS WELL AS DOCUMENTS INCORPORATED HEREIN BY REFERENCE, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS" AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF CONCEPTUS OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING ACHIEVEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS; THE LIMITED OPERATING HISTORY OF THE COMPANY; THE ABILITY OF THE COMPANY TO DEVELOP AND MAINTAIN PROPRIETARY ASPECTS OF ITS TECHNOLOGY; THE ABILITY OF THE COMPANY TO OBTAIN THE NECESSARY GOVERNMENTAL CLEARANCE OR APPROVAL TO MARKET ITS PRODUCTS; INTENSE COMPETITION IN THE MEDICAL DEVICE INDUSTRY; THE INHERENT RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL BELOW. GIVEN THESE UNCERTAINTIES, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS.

     UNCERTAINTY OF MARKET ACCEPTANCE. The Company's products have generated limited revenue to date. There can be no assurance that any of the Company's existing or future products will gain any significant degree of market acceptance among physicians, patients and healthcare payors, even if reimbursement and necessary international and United States regulatory approvals are obtained. The Company believes that recommendations and endorsements by physicians will be essential for market acceptance of the Company's products, and there can be no assurance that any such recommendations or endorsements will be obtained. The Company believes that physicians will not use the Company's products unless they determine, based on clinical data and other factors, that these systems are an attractive alternative to other means of diagnosing and treating diseases and disorders of the female reproductive system and that the products offer clinical utility in a cost-effective manner. Acceptance among physicians will also depend upon the Company's ability to train interventional gynecologists and other potential users of the Company's products in new interventional techniques and upon the willingness of such users to learn these new techniques. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE UPON TRANSCERVICAL TUBAL ACCESS AND CATHETERIZATION PRODUCTS. The Company's primary near-term commercial products, the Transcervical Tubal Access Catheter ("T-TAC") and Selective Tubal Assessment to Refine Reproductive Therapy ("STARRT") Falloposcopy systems, have been developed for limited indications to date. Current applications for these systems include accessing, diagnosing and treating diseases and disorders of the fallopian tubes. Expanding the number of applications for these products will require additional development and, in certain cases, clinical trials and regulatory approvals. The Company would experience a material adverse effect on its business, financial condition and results of operations if these products are not successfully commercialized for existing or future applications.

     LIMITED OPERATING HISTORY; ANTICIPATED FUTURE LOSSES. The Company has a limited history of operations. Since its inception in September 1992, the Company has been engaged primarily in research and development of its T-TAC and STARRT Falloposcopy systems. The Company has generated only limited revenues, primarily from sales in international markets for clinical trials, and does not have experience in manufacturing, marketing or selling its products in commercial quantities. The Company has experienced significant operating losses since inception and, as of March 31, 1997, had an accumulated deficit of $26.5 million. The Company expects its operating losses to continue for at least the next several years as it continues to expend substantial resources in funding clinical trials in support of regulatory and reimbursement approvals, expansion of manufacturing, marketing and sales activities and research and product development or acquisition. Due to the expense and unpredictable nature of these activities, there can be no assurance that the Company will achieve or sustain profitability in the future.

     RELIANCE ON PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's ability to compete effectively will depend substantially on its ability to develop and maintain proprietary aspects of its technology. There can be no assurance that the Company's three issued patents, any future patents that may be issued as a result of the Company's United States or foreign patent applications, or the patents under which the Company has license rights, will offer any degree of protection to the Company's products against competitive products. There can be no assurance that any patents that may be issued or licensed to the Company or any of the Company's patent applications will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

     Any litigation or interference proceedings involving the Company will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     A patent issued to Target and subject to Target's license to the Company, which contains claims relating to the design of the Company's Variable Softness micro-catheters (the "Target patent"), has been the subject of four reexamination proceedings in the USPTO. Following the completion of the first of such proceedings, the USPTO issued a reexamination certificate and confirmed the patentability of the claims set forth in the certificate. Requests for second, third and fourth reexaminations were initiated by one of Target's competitors, SciMed Life Systems, Inc. ("SciMed"), a subsidiary of Boston Scientific Corporation ("BSC"), and after the USPTO's review of such petitions, Target received notice from the USPTO that it had reaffirmed the patentability of the claims of the Target patent. Notwithstanding this result, no assurance can be given that SciMed will not mount a legal challenge to the validity of the Target patent or that Target would prevail in any such action. In addition, in November 1994, Target filed a lawsuit in United States District Court against SciMed and Cordis Endovascular Systems, Inc. ("Cordis"), a subsidiary of Johnson & Johnson, Inc., alleging infringement of a Target patent relating to variable stiffness in microcatheters, and seeking damages and preliminary and permanent injunctive relief against sales of such companies' products believed to be infringing the Target patent. The defendants responded by challenging the validity of the Target patent, denying infringement and raising other defenses. In May 1996, the District Court granted Target's motion for an injunction prohibiting the defendants from continuing to sell the products alleged to infringe the patent. In July 1996, the United States Court of Appeals for the Federal Circuit stayed the injunction pending an appeal by the defendants, and the Court of Appeals heard oral argument on the appeal in January 1997. Any invalidation of the Target patent could have a material adverse effect on the Company's business, financial condition and results of operations.

     On January 20, 1997, Target and BSC announced the signing of a definitive agreement to merge in a tax-free stock-for-stock transaction. As a result of the merger, which closed during the second calendar quarter of 1997, Target became a separate business unit of BSC. Following the consummation of the merger, it is anticipated that Target will continue the litigation of Cordis.

     Legislation is pending in Congress that, if enacted in its present form, would limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures that are not performed by, or as a part of, devices or compositions which are themselves patentable. While the Company cannot predict whether the legislation will be enacted, or precisely what limitations will result from the law if enacted, any limitation or reduction in the patentability of medical and surgical methods and procedures could have a material adverse effect on the Company's ability to protect its proprietary methods and procedures.

     In addition to patents, the Company relies on trade secrets and technical know-how and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute appropriate confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationship with the Company. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that Conceptus can meaningfully protect its rights in unpatented proprietary technology.

     GOVERNMENT REGULATION. The manufacture and sale of medical devices, including the medical devices used in the Company's T-TAC and STARRT Falloposcopy systems, are subject to extensive regulation by numerous government authorities, both in the United States and internationally. In the United States, the principal regulatory authorities are the Food and Drug Administration ("FDA") and corresponding state agencies, such as the California Department of Health Services ("CDHS"). The process of obtaining and maintaining required regulatory clearances is lengthy, expensive and uncertain. The FDA requires companies that wish to market a new medical device or an existing medical device for use for a new indication to obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act ("510(k)") or a premarket approval ("PMA") prior to the introduction of such product into the market. In addition, material changes to medical devices are also subject to FDA review and clearance or approval. If a medical device manufacturer or distributor can establish, among other things, that a device is "substantially equivalent" in intended use and technological characteristics to certain legally marketed devices, for which the FDA has not required a PMA, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k). Though generally believed to be a shorter, less costly regulatory path than a PMA, the 510(k) may need to be supported by appropriate data establishing to the satisfaction of the FDA the claim of substantial equivalence to the predicate device. In addition, the FDA may require review by an advisory panel as a condition for 510(k) clearances, which can further lengthen the regulatory process. The PMA approval process can take several years from initial filing and requires the submission of extensive supporting data and clinical information. No assurance can be given that any future products or applications developed by the Company will not require approval under the more lengthy and expensive PMA process. If the Company is required to obtain approval for any products pursuant to the PMA procedure or, if the 510(k) process with respect to any products is extended for a considerable length of time, the commencement of commercial sales of the Company's products will be delayed substantially.

     There can be no assurance that the Company will be able to obtain necessary 510(k) clearances or PMA or other approvals to market its products for the intended uses on a timely basis, if at all, and delays in receipt of or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse affect on the Company's business, financial condition and results of operations. Moreover, regulatory clearances, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

     Sales of medical devices outside of the United States are subject to international regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ significantly from FDA requirements.

     The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives. The ISO 9000 series of standards for quality operations have been developed to ensure that companies know the standards of quality to which they must adhere to receive European Union certification. ISO 9000 certification is one of the CE mark certification requirements. Failure to receive the right to affix the CE mark will prohibit the Company from selling its products in member countries of the European Union after mid-1998. The Company is in the process of developing and implementing policies and procedures that are intended to allow the Company to receive ISO 9000 qualification of its processes in 1997. There can be no assurance that the Company will be successful in meeting certification requirements. Many countries in which the Company currently operates or intends to operate either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more extensive regulations in the future that could adversely affect the Company's ability to market its products. In addition, significant costs and requests by regulators for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products in the United States or internationally.

     Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the Company's products may be marketed. In addition, in order for companies to obtain such approvals, the FDA and certain foreign regulatory authorities impose numerous additional requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the promotion of approved medical devices for uses other than those specifically cleared for marketing by the FDA. The Company will be required to adhere to applicable FDA regulations regarding Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA and the CDHS, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new government regulations or policies could prevent or delay regulatory approval of the Company's products. The Company cannot predict the impact, if any, such changes might have on its business, financial condition or results of operations.

     LIMITED DOMESTIC MARKETING AND SALES EXPERIENCE; EMERGING MARKET. The Company has only limited experience marketing and selling its products and does not have experience marketing and selling its products in commercial quantities. The Company intends to substantially increase its United States marketing efforts by increasing the sales coverage throughout the United States during 1997. Establishing marketing and sales capability sufficient to support sales in commercial quantities will require significant resources, and there can be no assurance that the Company will be able to recruit and retain qualified marketing personnel, direct sales personnel or contract sales representatives or that future sales efforts of the Company will be successful. Furthermore, interventional gynecology is an emerging medical market with widely varying practice patterns. Therefore, there is no proven distribution channel for marketing the Company's products in the United States. While the Company is committed to establishing an effective distribution channel for its products, there can be no assurance that the Company will be successful in doing so. The failure to establish and maintain an effective distribution channel for the Company's products, or to retain qualified sales personnel to support commercial sales of the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE UPON INTERNATIONAL DISTRIBUTORS AND SALES. To date, the majority of the Company's sales have been outside the United States. The Company anticipates that a large percentage of its revenues for the next several years will continue to be derived from international sales. The Company currently has a limited network of distributors, some of which were recently engaged by the Company, which market the Company's products to certain European, African and Middle Eastern countries and Australia. The Company's international sales are dependent upon the marketing efforts of, and sales by, these distributors. The Company relies on these distributors to assist it in obtaining product registration and reimbursement approvals in certain international markets. The Company's strategy is to operate internationally through distributors with an established franchise in the field of gynecology. If a distributor were to fail to invest adequate capital promoting the Company's products and training physicians in the proper techniques for utilizing the Company's products, or were to cease operations, the Company would likely be unable to achieve significant sales in the subject territory. In addition, because the Company has recently strategically replaced several of its international distributors, it has only limited sell-through experience with its current distributors. Furthermore, Conceptus does not currently have distributors in a number of international markets that it has targeted and will need to establish additional international distribution relationships. There can be no assurance that the Company will engage qualified distributors in these markets in a timely manner, if at all. The failure to engage such distributors would have a material adverse effect on the Company's business, financial condition and results of operations.

     A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, changes in regulatory requirements or interpretations thereof, export license requirements, political instability, trade restrictions, changes in tariffs, and difficulties in staffing, coordinating and managing international operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in international currency exchange rates as well as constraints on the Company's ability to maintain or increase prices. There can be no assurance that the Company will be able to commercialize successfully its current or future products in any international market.

     UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT. In the United States, hospitals, physicians and other healthcare providers that purchase medical devices generally rely on third-party payors, such as private health insurance plans, to reimburse all or part of the cost associated with the treatment of patients. Although reimbursement for catheterization procedures has generally been available in the United States, there can be no assurance that this will continue to be the case. The Company does not expect that third-party reimbursement will be available for its products unless and until FDA clearance or approval is received. There can be no assurance, even if the Company's products are cleared by the FDA for new clinical applications, that full reimbursement will be available for such procedures. If FDA clearance or approval is received, third-party reimbursement for these products will be dependent upon decisions by individual health maintenance organizations, private insurers and other payors. However, the Company believes that procedures using its STARRT system may be reimbursed in the United States under existing procedure codes for diagnosis and re-establishment of patency of the fallopian tubes and, if applicable, for related interpretation of such procedures. However, there can be no assurance that such procedure codes will remain available or that the reimbursement under these codes will be adequate. Given the efforts to control and decrease health care costs in recent years, there can be no assurance that any reimbursement will be sufficient to permit the Company to achieve or maintain profitability. The Company could also be adversely affected by changes in reimbursement policies of government or private healthcare payors, particularly to the extent that any such changes affect reimbursement for therapeutic or diagnostic catheterization procedures in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from healthcare payors for procedures in which the Company's products are used, or adverse changes in government and private third party payors' policies toward reimbursement for such procedures, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Market acceptance of the Company's products in international markets may be dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement systems in international markets vary significantly by country, and include both government-sponsored and private healthcare insurance. Obtaining reimbursement approvals can require 12 to 18 months or longer. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular amount, or at all. Failure to obtain such approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which the Company is seeking approvals and could have a material adverse effect on the Company's sales, business, financial condition and results of operations.

     COMPETITION; UNCERTAINTY OF TECHNOLOGICAL CHANGE. The medical device industry is highly competitive. The Company expects competition for devices to diagnose and treat female reproductive disorders to increase. Many of the Company's competitors have substantially greater name recognition and financial resources than the Company and have greater resources and expertise in research and development, obtaining regulatory approvals, manufacturing and marketing. Certain of these companies are developing and marketing devices for the diagnosis and treatment of disorders of the female reproductive system and others may choose to enter this market at a later date. Additionally, certain smaller companies are developing alternative catheter-based systems for the diagnosis and treatment of female reproductive disorders that may compete directly with the Company's systems. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than those developed by the Company or that would render the Company's products obsolete or noncompetitive. Additionally, there can be no assurance that the Company will be able to compete effectively against such competitors based on its abilities to manufacture, market and sell its products.

     As the Company commercializes its S/TOP system, it expects to compete against other surgical procedures for permanent contraception, mechanical devices and other contraceptive methods. The Company also competes with other companies for clinical sites to conduct trials. The medical device industry is characterized by rapid and significant technological change. The length of time required for product development and regulatory approval plays an important role in a company's competitive position. Consequently, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and commercialization of new products. Product development involves a high degree of risk and there can be no assurance that the Company's research and development efforts will result in commercially successfully products. The Company believes that it competes favorably with respect to these factors, although there can be no assurance that it will continue to do so and that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

     LIMITED MANUFACTURING EXPERIENCE. The Company has limited experience in manufacturing its products in commercial quantities. The Company currently manufactures products in small quantities for United States clinical trials, international clinical trials and limited commercial sales. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. There can be no assurance that the Company will not encounter manufacturing difficulties, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE UPON SOLE SOURCE SUPPLIERS; LACK OF CONTRACTUAL ARRANGEMENTS. Conceptus purchases both raw materials used in its products and finished goods from various suppliers and relies on single sources for most of these items. The Company does not have formal supply contracts with several key vendors and, accordingly, no assurance can be made that such firms will continue to supply the Company with such raw materials or finished goods in sufficient quantities, or at all. Delays associated with any future raw materials or finished goods shortages could have a material adverse effect on the Company's business, financial condition and results of operations, particularly as the Company scales up its manufacturing activities in support of international commercial sales and, to the extent that FDA approvals are received, United States commercial sales.

     POSSIBLE FUTURE CAPITAL REQUIREMENTS. Conceptus believes that its existing capital resources will be sufficient to fund its operations through 1998. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the progress of the Company's clinical research and product development programs, the receipt of and the time required to obtain regulatory clearances and approvals, and the resources the Company devotes to developing, manufacturing and marketing its products. The Company's capital requirements will also depend on, among other things, the resources required to hire and develop a direct sales force in the United States and internationally, the resources required to expand manufacturing capacity and facilities requirements and the extent to which the Company's products generate market acceptance and demand. Accordingly, there can be no assurance that the Company will not require additional financing within this time frame and, therefore, may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     PRODUCT LIABILITY RISK AND RECALLS; LIMITED INSURANCE COVERAGE. The manufacture and sale of medical products involve an inherent risk of exposure to product liability claims and product recalls. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will be able to avoid significant product liability claims and potential related adverse publicity. The Company currently maintains product liability insurance with coverage limits of $5,000,000 per occurrence and an annual aggregate maximum of $5,000,000, which the Company believes is comparable to that maintained by other companies of similar size serving similar markets. However, there can be no assurance that product liability claims in connection with clinical trials or sale of the Company's products will not exceed such insurance coverage limits, which could have a material adverse effect on the Company, or that such insurance will continue to be available on commercially reasonable terms, or at all. In addition, the Company may require increased product liability coverage as its products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a recall of the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE UPON KEY PERSONNEL. The Company is dependent upon a number of key management and technical personnel. The loss of the services of one or more key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers, and there can be no assurance that the Company will be able to attract and retain such personnel. Furthermore, the Company relies on the services of several medical and scientific consultants, all of whom are employed on a full-time basis by hospitals or academic or research institutions. Such consultants are therefore not available to devote their full time or attention to the Company's affairs.

     INFLUENCE OF BOSTON SCIENTIFIC CORPORATION. As of June 1, 1997, BSC beneficially owned approximately 15.24% of the Company's outstanding Common Stock. Accordingly, BSC may be able to exercise influence over the business and financial affairs of the Company. Furthermore, certain of the Company's products are based upon patents and other intellectual property licensed from Target, a subsidiary of BSC, on an exclusive basis within the field of reproductive physiology. In the event that such Target patents are at any time invalidated, the Company's proprietary position in the marketplace would be severely compromised. In addition, should the Target technology licensed to the Company be found to infringe upon a third party's technology, the Company's sale of products based on such infringing Target technology could be limited. Finally, in the event that the Company materially breaches the terms of its license from Target, Target will have the right to terminate the license. Any such termination of this license would deprive the Company of the right to develop or sell products based on the licensed technology, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS. As of June 1, 1997, the Company's directors, executive officers and principal stockholders, including BSC, beneficially own, in the aggregate, approximately 35.47% of the Company's outstanding Common Stock. These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including any determination with respect to the acquisition or disposition of assets by the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends on the Common Stock and the election of directors. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company.

     POTENTIAL FLUCTUATIONS IN FUTURE QUARTERLY RESULTS. Future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors, actions relating to regulatory and reimbursement matters, the extent to which the Company's products gain market acceptance, progress of clinical trials and introduction of competitive products.

     POSSIBLE VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The Company's stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock in any given period. Additionally, the Company may not learn of, or be able to confirm, revenue or earnings variations from estimates until late in the fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's Common Stock. Finally, the Company participates in a highly dynamic industry, which often results in significant stock price volatility.

     In addition, the market prices of the common stock of many publicly held medical device companies have in the past been, and can in the future be expected to be, especially volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, changes in reimbursement levels, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in healthcare policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, its competitors or the medical device industry generally, and changes in general market conditions may have a significant impact on the market price of the Company's Common Stock.

     EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, provide for a classified board of directors, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. In addition, the Company has adopted a stockholder rights plan. The stockholder rights plan, and the charter and Bylaw provisions described above, may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.

     ABSENCE OF DIVIDENDS. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain future savings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

     On November 26, 1996, Conceptus acquired Microgyn pursuant to an Agreement and Plan of Reorganization, dated as of October 29, 1996 (the "Reorganization Agreement"), among Conceptus, Microgyn and a wholly owned subsidiary of Conceptus ("Sub"). Pursuant to the Reorganization Agreement, Sub merged with and into Microgyn and the Company acquired all of the outstanding shares of Microgyn capital stock. In exchange for all of the outstanding shares of Microgyn capital stock, the former shareholders of Microgyn received rights to receive cash and shares of Conceptus Common Stock. On May 23, 1997, the Company issued to the former shareholders $1,000,000 in Conceptus Common Stock (the "Merger Shares") as the second payment required pursuant to the Reorganization Agreement. This Prospectus covers approximately fifty percent (50%) of the Merger Shares held by the Selling Stockholders (excluding those Merger Shares held in escrow to satisfy certain indemnification obligations of the Selling Stockholders pursuant to the Reorganization Agreement).

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell the Shares in whole, or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected. Each Selling Stockholder will also pay all applicable transfer taxes and all fees and disbursements of counsel for such Selling Stockholder incurred in connection with the sale of Shares.

     Each Selling Stockholder has advised the Company that during such time as such Selling Stockholder may be engaged in the attempt to sell Shares registered hereunder, such person will:

     (i) not engage in any stabilization activity in connection with any of the Company's securities;

    (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person;

   (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act;

    (iv) not effect any sale of distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     (v) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

     The Selling Stockholders, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all the Shares registered pursuant to this Prospectus or ___________, 1997 (75 days after the date of this Prospectus). No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of June 1, 1997 with respect to the Selling Stockholders:


                                                   Shares Beneficially Owned    Shares of Common Stock    Shares Beneficially Owned
   Name Of Selling Stockholder                     Prior to the Offering(1)      Registered Hereby(1)     After the Offering(1)(2)
   ---------------------------                     -------------------------     --------------------     -------------------------
                                                     Number       Percent                                   Number       Percent
                                                     ------       -------                                   ------       -------

Craig D. Traub . . . . . . . . . . . . . . . .       32,928          *                  15,214              17,714           *
Keith Isaacson . . . . . . . . . . . . . . . .       30,428          *                  15,214              15,214           *
John F. Cvinar, Inc. . . . . . . . . . . . . .        7,544          *                   3,272               4,272           *
Paul C. Nardella . . . . . . . . . . . . . . .        6,544          *                   3,272               3,272           *
Medical Scientific, Inc. . . . . . . . . . . .        5,890          *                   2,945               2,945           *
William R. Cowen . . . . . . . . . . . . . . .        4,014          *                   2,007               2,007           *
Jonathan D. Donaldson. . . . . . . . . . . . .        3,490          *                   1,745               1,745           *
Jeremy J. Nobel. . . . . . . . . . . . . . . .        3,098          *                   1,549               1,549           *
Robert Cowen . . . . . . . . . . . . . . . . .        2,182          *                   11,091              1,091           *
Paul Grunder and Lois Grunder, JTWROS. . . . .        2,182          *                   1,091               1,091           *
Frederick Lane . . . . . . . . . . . . . . . .        2,182          *                   1,091               1,091           *
Paul Cowen, William R. Cowen and
George Rooks, Trustees of The Lishon Trust . .        2,182          *                   1,091               1,091           *
Thomas G. Stemberg . . . . . . . . . . . . . .        2,182          *                   1,091               1,091           *
Thomas G. Morrison . . . . . . . . . . . . . .        1,832          *                     916                 916           *
Katherine Hunt . . . . . . . . . . . . . . . .          872          *                     436                 436           *
Thomas Wrublewski. . . . . . . . . . . . . . .          654          *                     327                 327           *


---------------

*    Less than 1%

(1) Information with respect to beneficial ownership is based upon information obtained from the Company's transfer agent and the Selling Stockholders.

(2) Assumes sale of all Shares offered hereby and no other purchases or sales of the Company's Common Stock. See "Plan of Distribution."

     No Selling Stockholder has had any material relationship with the Company or any of its predecessors or affiliates within the last three years, although Mr. Isaacson is a consultant to the Company and Mr. Traub is an employee of the Company.

                                  LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025.

                                     EXPERTS

     The consolidated financial statements of Conceptus, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, incorporated by reference herein and in the registration statement have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon incorporated by reference herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Stockholders are payable individually by the Selling Stockholders. All amounts are estimates except the registration fee.

                                                                   Amount
                                                                 To be Paid
                                                                 ----------

Registration Fee . . . . . . . . . . . . . . . . . . .           $   165.62
Legal Fees and Expenses. . . . . . . . . . . . . . . .            10,000.00
Accounting Fees and Expenses . . . . . . . . . . . . .             3,000.00
Miscellaneous. . . . . . . . . . . . . . . . . . . . .             1,834.38
                                                                 ----------
     Total . . . . . . . . . . . . . . . . . . . . . .           $15,000.00


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article XI of the Registrant's Amended and Restated Certificate of Incorporation and Article VII,
Section 6.1 of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

ITEM 16.   EXHIBITS

     Exhibit
     Number    Description of Exhibit
     -------   ----------------------

      2.1(1) Agreement and Plan of Reorganization dated October 29, 1996 between the Registrant, Microgyn, Inc. and CPTS Acquisition Corporation (a wholly owned subsidiary of the Registrant), as amended November 7, 1996
      4.1 Registration Rights Agreement, dated as of November 26, 1996, between the Registrant and Microgyn, Inc.
      5.1      Opinion of Venture Law Group, A Professional Corporation
     23.1      Consent of Ernst & Young LLP, Independent Auditors
     23.2      Consent of Counsel (included in Exhibit 5.1)
     24.1      Power of Attorney (see page II-4)

---------------

(1) Incorporated by reference to Exhibit 2.1 filed in response to Item 7 "Financial Statements, Pro Forma Financial Information and Exhibits" of the Registrant's Current Report on Form 8-K as filed on December 10, 1996.

ITEM 17.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on the 26 day of June 1997.

                         CONCEPTUS, INC.


                         By:   /s/ Sanford Fitch
                              -------------------------------------------------
                              Sanford Fitch
                              Senior Vice President and Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Kathryn A. Tunstall and Sanford Fitch, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                           TITLE                   DATE
-------------------------------   -----------------------------   -------------

    /s/ Kathryn A. Tunstall
  -----------------------------   President, Chief Executive      June 26, 1997
    (Kathryn A. Tunstall)         Officer and Director
                                  (Principal Executive Officer)


      /s/ Sanford Fitch
  -----------------------------   Senior Vice President, Chief    June 26, 1997
       (Sanford Fitch)            Financial Officer and
                                  Director (Principal Financial
                                  and Accounting Officer)

    /s/ Robert F. Kuhling
  -----------------------------   Director                        June 26, 1997
     (Robert F. Kuhling)

   /s/ Thomas C. McConnell
  -----------------------------   Director                        June 26, 1997
    (Thomas C. McConnell)

      /s/ Nancy S. Olson
  -----------------------------   Director                        June 26, 1997
       (Nancy S. Olson)

    /s/ Richard D. Randall
  -----------------------------   Director                        June 26, 1997
     (Richard D. Randall)

                                 CONCEPTUS, INC.

                                INDEX TO EXHIBITS


Exhibit
Number
-------


  4.1     Registration Rights Agreement, dated as of November 26,
               1996, between the Registrant and Microgyn, Inc.

  5.1     Opinion of Venture Law Group, A Professional Corporation


 23.1     Consent of Ernst & Young LLP, Independent Auditors


 23.2     Consent of Counsel (included in Exhibit 5.1)


 24.1     Power of Attorney (see page II-4)